Exhibit 4.16

edward nathan sonnenbergs

johannesburg cape town durban stellenbosch

1 north wharf square

loop street foreshore cape town 8001

p o box 2293 cape town south africa 8000

docex 14 cape town

tel +2721 410 2500 fax +2721 410 2555

info@problemsolved.co.za www.problemsolved.co.za

Execution Version

MERGER AGREEMENT

entered into between

SIBANYE GOLD LIMITED

and

GOLD ONE INTERNATIONAL LIMITED

and

NEWSHELF 1114 PROPRIETARY LIMITED

21.	CONFIDENTIALITY	31

22.	NOTICES AND ADDRESSES	32

23.	JURISDICTION AND GOVERNING LAW	32

24.	DISPUTE RESOLUTION	33

25.	INDULGENCE AND WAIVER	33

26.	SURVIVAL OF CERTAIN PROVISIONS ON TERMINATION OF THE AGREEMENT	33

27.	COSTS	33

Annexure A – Disclosure Schedule by Gold One International and Newshelf 1114		36

Annexure B - Disclosure Schedule by Sibanye		47

1.	PARTIES

1.1.	The Parties to this Agreement are:

1.1.1.	Sibanye Gold Limited (Registration Number 2002/031431/06), (previously GFI Mining South Africa Proprietary Limited), a company incorporated and registered in accordance with the laws of South Africa (the “Sibanye”);

1.1.2.	Gold One International Limited (ABN 35094265746), a company incorporated and registered in accordance with the laws of Australia and registered in South Africa as an external company (as defined in the Act), under Registration Number 2009/000032/10 (“Gold One International”); and

1.1.3.	Newshelf 1114 Proprietary Limited (Registration Number 2010/018841/07), a company incorporated and registered in accordance with the laws of South Africa (“Newshelf 1114”).

1.2.	Any reference herein to “Party” and “Parties” shall be a reference to the Parties described above either individually or collectively, as may be required by the context of this Agreement and their respective successors in title, administrators, assigns, liquidators or other legal representatives of the Parties as fully and effectively as if they had signed this Agreement in the first instance.

2.	AGREEMENT

2.1.	Agreement. The Parties hereby contract with each other on the terms and conditions contained in this document and all schedules, annexures, attachments, addenda and variations or amendments thereof duly effected in terms of the provisions of this document, all of which are hereinafter collectively referred to as the or this “Agreement”.

2.2.	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the arrangement and other transactions contemplated hereby and supersedes all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect thereto.

2.3.	Representations. The Parties have not entered into this Agreement in reliance upon any representation, warranty or undertaking of any Party that is not expressly set out or referred to in this Agreement and none of the Parties shall be bound by any express or implied term, representation, warranty, promise or the like not recorded in this Agreement.

2.4.	Severability. If any provision of this Agreement is determined by a court or agreed forum of competent jurisdiction to be invalid, illegal or unenforceable, then:

2.4.1.	that provision will (to the extent of the invalidity, illegality or unenforceability) be deemed severed from this Agreement and will be given no effect;

2.4.2.	the validity, legality or enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired by the severance of the invalid, illegal or unenforceable provisions hereof; and

2.4.3.	the Parties will use all reasonable commercial efforts to replace each invalid, illegal or unenforceable provision with the valid, legal and enforceable substitute provision, the effect of which is as close as possible to the intended effect of the invalid, illegal or unenforceable provision.

2.5.	Counterparts. This Agreement may be executed and delivered in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement, and may be delivered by facsimile or scanned e-mail.

2.6.	Clauses. The division of this Agreement into clauses and sub-clauses, the provision of a table of contents and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation hereof.

2.7.	Variations. No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

3.	DEFINITIONS AND INTERPRETATION

3.1.	In this Agreement, the following words and expressions shall have the following meanings and cognate expressions shall bear corresponding meanings, unless otherwise required by the context in which they are used herein:

“AFSA”	the Arbitration Foundation of Southern Africa and its successors in title;

“Agreement”	this agreement as more fully described in clause 2 above;

“ASX”	ASX Limited (ACN 008 624 691), a public company incorporated and registered in accordance with the laws of Australia, or where the context requires, the financial market conducted by it known as the Australian Securities Exchange;

“Australia”	the Commonwealth of Australia;

“BEE”	broad based black socio-economic empowerment in accordance with s100(2)(a) of the Mineral and Petroleum Resources Development Act, 2002 and the Broad-Based Socio Economic Empowerment Charter for the South African Mining Industry, as in force from time to time;

“Business Day”	any day other than a Saturday, Sunday or official public holiday in South Africa and Australia;

“China”	the People’s Republic of China;

“Companies Act”	the South African Companies Act, 2008;

“Competition Act”	the South African Competition Act, 1998;

“Conditions Precedent”	the Initial Conditions Precedent and the Remaining Conditions Precedent;

“CSDP”	a central securities depository participant as defined in the South African Financial Markets Act, 2012;

“Cyprus”	the Republic of Cyprus;

“Day”	a calendar day;

“Delivery Date”	a Business Day that is not more than 10 (ten) Business Days after the Remaining Conditions Fulfilment Date;

“Due Diligence Investigations”	the due diligence investigations conducted by Sibanye with regard to the Newshelf Group and the due diligence investigations conducted by Gold One International with regard to Sibanye, as the context may require;

“Ezulwini Claims”	all claims of whatever nature and from whatever cause which the Gold One Group has on the Delivery Date against Ezulwini;

“Ezulwini Consideration Share”	the 1(one) Share to be issued by Newshelf 1114 to Gold One Europe in consideration for the acquisition by Newshelf 1114 from Gold One Europe of the Ezulwini Equity as described in clause 5.1.5 below;

“Ezulwini Equity”	the Ezulwini Shares and the Ezulwini Claims;

“Ezulwini Gold Purchase Agreement”	the purchase agreement dated 5 November 2009, as amended on 8 April 2010, between First Uranium Corporation, Ezulwini, Franco-Nevada Barbados and Franco-Nevada;

“Ezulwini Shares”	all the Shares which Gold One Europe holds in the share capital of Ezulwini on the Signature Date and which Newshelf 1114 will hold on or before the Delivery Date, being 100% (one hundred percent) of the Shares in the issued share capital of Ezulwini;

“Ezulwini”	Ezulwini Mining Company Proprietary Limited (Registration No. 2004/028640/07), a company incorporated and registered in accordance with the laws of South Africa;

“First Uranium Corporation”	First Uranium Corporation, a company continued under the laws of the Province of British Columbia, Canada, under registration number C0777384, and registered in South Africa as an external company under registration number 2007/009016/10;

“Franco-Nevada Barbados”	Franco-Nevada (Barbados) Corporation (Registration Number 30944), a private corporation incorporated under the laws of Barbados, a wholly owned subsidiary of Franco-Nevada;

“Franco-Nevada”	Franco-Nevada GWL Holdings Corp. (Registration Number BC0905283), a private corporation incorporated under the laws of British Columbia, Canada;

“Gold Fields MOU”	the written memorandum of understanding entered into between Gold One International and Sibanye on or about 6 December 2011;

“Gold One Disclosure Material”	all information and/or matters disclosed in Annexure A to this Agreement and all documents and other written materials made available by Gold One International and Newshelf 1114 in an electronic data room, the contents of which have been included on CD Roms delivered to Sibanye on the Signature Date (including the Competent Persons Reports prepared in respect of Ezulwini and Rand Uranium);

“Gold One Europe”	Gold One Europe Limited (Registration Number 188313), a company incorporated and registered in accordance with the laws of Cyprus;

“Gold One Group”	the group of companies of which Gold One International is the ultimate holding company and of which the Newshelf Group are members;

“Income Tax Act”	the South African Income Tax Act, 1962;

“Initial Conditions Fulfilment Date”	the date on which the last of the Initial Conditions Precedent has been fulfilled or, where appropriate, waived, which date shall in any event be a date not later than the Remaining Conditions Fulfilment Date;

“Initial Conditions Precedent”	the Conditions Precedent other than those set out in clauses 5.1.6, 5.1.8, 5.1.14.5 and 5.1.14.6 below;

“Interim Management Agreement”	the Interim Management Agreement to be entered into between Gold One International, Sibanye, Ezulwini and Rand Uranium, pursuant to which Sibanye will perform the management of the business and mining activities of Ezulwini and Rand Uranium from the Management Handover Date to the Delivery Date;

“JSE”	the JSE Limited (Registration Number 2005/022939/06), a public company incorporated and registered in accordance with the laws of South Africa, or where the context requires, the financial market conducted by it known as the Johannesburg Stock Exchange;

“Key Personnel”	the persons employed by the Gold One Group as at the Signature Date and identified by Sibanye as the persons who are to become employees of Sibanye (or a company nominated by Sibanye) on the Delivery Date, including in particular but not limited to Wayne Robinson, Richard Stewart and Dick Plaistowe;

“Management Handover Date”	the 1st (first) Business Day of the month immediately following the Initial Conditions Fulfilment Date;

“Material Adverse Change”	any change, effect, event or occurrence between the Signature Date and the Remaining Conditions Fulfilment Date, which when used in connection with:

	(i)	Gold One International, would result in an inability to deliver the Newshelf 1114 Equity to Sibanye;

	(ii)	Newshelf 1114 or Sibanye, means any change or matter that has had a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Newshelf Group or Sibanye (as the case may be);

	(iii)	Sibanye, would result in an inability to deliver the Sibanye Shares to Gold One International,

and includes in respect of all Parties the winding up (whether provisional or final), placement under curatorship, receivership, judicial management, business rescue or any such like insolvency arrangement, or any other change, effect, event, occurrence or fact that has (or is reasonably expected to have) a material adverse effect on a Party, provided however that any change, effect, event or occurrence to the extent resulting from the following shall not be taken into account:

	(i)	any change generally affecting the gold or uranium mining industry, including but not limited to any change relating to the price of gold or uranium;

	(ii)	the foreign exchange rate of any currency;

	(iii)	any change in any applicable laws (including environmental laws) or industry standards;

	(iv)	any transaction announced by a Party after obtaining the consent of the other Parties therefor (to the extent required hereunder);

(v) any actions specifically required to be taken by a Party pursuant to this Agreement;

(vi) the announcement or pendency of the Transaction contemplated in this Agreement,

provided further that in the case of the foregoing clauses, any such change, effect, event or occurrence may nonetheless be included in any determination whether a Material Adverse Change has occurred if it has a materially disproportionate effect on a Party relative to other persons operating in the gold or uranium mining industry.

For the purposes of this definition the Parties agree that a Material Adverse Change shall be an event or occurrence having a prejudicial impact or materially disproportionate effect on:

(i) the Newshelf Group to the value of ZAR342 000 000 (three hundred and forty two million South African rand); and

(ii) Sibanye to the value of ZAR1 669 764,706 (one billion six hundred and sixty nine million seven hundred and sixty four thousand seven hundred and six South African rand);

“Material”	any liability or obligation in an amount greater than ZAR500 000 (five hundred thousand South African rand), unless otherwise defined in any specific clause;

“Minister of Mineral Resources”	the Minister for the time being of the South African Department of Mineral Resources;

“MofCom”	the Chinese Ministry of Commerce;

“National Nuclear Regulator Act”	the South African National Nuclear Regulator Act, 1999;

“NDRC”	the Chinese National Development and Reform Commission;

“Newshelf 1114 Claims”	all claims of whatever nature and from whatever cause which the Gold One Group has on the Delivery Date against the Newshelf Group;

“Newshelf 1114 Equity”	the Newshelf 1114 Shares and the Newshelf 1114 Claims;

“Newshelf Group”	the group of companies of which Newshelf 1114 is the holding company and of which Rand Uranium is a member as at the Signature Date and Ezulwini will be a member as at the Delivery Date;

“Newshelf 1114 Shares”	all the Shares which Gold One International holds or will hold in the share capital of Newshelf 1114, being 740 (seven hundred and forty) Shares comprising 739 (seven hundred and thirty nine) Shares already held by Gold One International as at the Signature Date and 1 (one) Ezulwini Consideration Share which is yet to be received by Gold One International from Gold One Europe;

“Newshelf 1114”	Newshelf 1114 Proprietary Limited, more fully described in clause 1.1.3 above;

“Newshelf Debt”	a bank debt for which Newshelf 1114 shall be the borrower in an amount not exceeding ZAR 616,000,000, secured against its assets, including the Rand Uranium Shares and Ezulwini Shares, resulting from a refinancing of an Investec debt facility of Gold One International existing on the Signature Date;

“Party” and “Parties”	the Parties to this Agreement, as described in clause 1 above, either individually or collectively, as required by the context of the Agreement;

“Rand Uranium Claims”	all claims of whatever nature and from whatever cause which the Gold One Group has on the Delivery Date against Rand Uranium;

“Rand Uranium Equity”	the Rand Uranium Shares and the Rand Uranium Claims

“Rand Uranium Shares”	all the Shares which Newshelf 1114 holds in the share capital of Rand Uranium on the Signature Date, being 100% (one hundred percent) of the Shares in the issued share capital of Rand Uranium;

“Rand Uranium”	Rand Uranium Proprietary Limited (Registration Number 2007/007531/07, a company incorporated and registered in accordance with the laws of South Africa;

“Regulation S”	Regulation S under the Securities Act;

“Relative Value”	the value of the Newshelf 1114 Equity, as determined by Sibanye pursuant to its valuation methods, on the one hand and the value of the Sibanye Shares, as determined by Gold One International pursuant to its valuation methods, on the other hand, being the agreed amount of ZAR3 420 000 000.00 (three billion four hundred and twenty million South African Rand) in both instances;

“Remaining Conditions Fulfilment Date”	31 March 2014 or such other date as may be agreed in writing between the Parties;

“Remaining Conditions Precedent”	the Conditions Precedent set out in clauses 5.1.6, 5.1.8, 5.1.14.5 and 5.1.14.6 below;

“RU Empowerment Partnership”	the Rand Uranium Empowerment Partnership, a partnership en commandite, represented by Firefly Investments 246 Proprietary Limited (Registration Number 2012/047865/07) as its general partner, being a BEE entity and the holder of 234 (two hundred and thirty four) Shares in the issued share capital of Newshelf 1114 as at the Signature Date;

“Rule 144”	Rule 144 under the Securities Act;

“SAFE”	the Chinese State Administration of Foreign Exchange;

“SARB”	the South African Reserve Bank;

“Securities Act”	the United States Securities Act, 1933;

“Shares”	authorised shares of Newshelf 1114 or Sibanye, as the case may be and as required by the context, whether already issued or not yet issued;

“Sibanye Board”	the board of directors of Sibanye;

“Sibanye Disclosure Material”	all information and/or matters disclosed in Annexure B to this Agreement and all documents and other written materials made available by Sibanye in an electronic data room, the contents of which have been included on CD Roms delivered to Gold One International on the Signature Date;

“Sibanye MOI”	the Memorandum of Incorporation of Sibanye lodged with the South African Companies and Intellectual Property Commission on 22 November 2012, as amended from time to time in accordance with the Companies Act;

“Sibanye Shares”	such number of Shares in the share capital of Sibanye, as will, subsequent to the issue thereof by Sibanye to Gold One International in accordance with clause 9 below, represent 17% (seventeen per cent) of Sibanye’s Issued Share Capital on the Delivery Date, on a fully diluted basis;

“Sibanye’s Issued Share Capital”	all of the Shares of Sibanye in issue as at the Delivery Date, including any options granted by Sibanye, regardless of the exercise price of such options, if any but excluding –
	(i)	any options granted by Sibanye to any Key Personnel, regardless of the exercise price of such options, if any; and

	(ii)	any Shares issued by Sibanye during the period between the Signature Date and the Delivery Date -

		a. b.	to raise additional equity capital; to raise mezzanine equity capital; or

		c.	as acquisition issues,

at an issue price which is no lower than the 30- day volume weighted average price in ZAR of the listed ordinary Shares of Sibanye traded on the JSE, on the last Business Day before the issue date of such Shares;

“Signature Date”	the date on which the last of the Parties signs this Agreement (provided that all Parties sign this Agreement);

“South Africa”	the Republic of South Africa;

“Subsidiary”	a subsidiary of a company as contemplated by the Companies Act;

“Transaction”	the merger transaction in respect of the businesses of the Newshelf Group and Sibanye, agreed to by the Parties in this Agreement;

“United States”	the United States of America;

“Working Capital Date”	the earlier of:

(i) the Management Handover Date; and

(ii) the Delivery Date;

“Working Capital Position”	the Working Capital Ratio, being 1:1;

“Working Capital Ratio”	means the ratio of the current assets of the Newshelf Group to the current liabilities of the Newshelf Group as at the Working Capital Date, but specifically excluding:

(i) the Newshelf 1114 Claims; and

(ii) any outstanding debt facilities with the Newshelf Group’s bankers and interest payable thereon and any other accrued fees related to the debt facilities;

“ZAR”, “R” or “rand”	South African rand, the official currency of South Africa.

3.2.	If any provision in a definition is a substantive provision, conferring rights or imposing obligations on any Party, effect shall be given thereto as if such provision were a substantive provision in the body of the Agreement, notwithstanding that such provision is only contained in the relevant definition.

3.3.	Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined above in this clause 3.

3.4.	Unless inconsistent with the context in which it is used in this Agreement, a word or an expression which denotes:

3.4.1.	any gender includes the other genders;

3.4.2.	a natural person includes a body corporate, a trust, firm or association of persons and vice versa;

3.4.3.	the singular includes the plural and vice versa.

3.5.	Derivatives of any word or expression and cognate words and expressions shall have corresponding meanings, unless inconsistent with the context in which they are used in this Agreement.

3.6.	The headings to the paragraphs in this Agreement shall not be used in the interpretation thereof.

3.7.	Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.

3.8.	When any number of Days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last Day, unless the last Day falls on a Day that is not a Business Day, in which case the last Day shall be the next succeeding Business Day.

3.9.	Any reference to business hours shall be construed as being the hours between 08h00 and 17h00 on any Business Day. Any reference to time shall be based upon South African Standard Time.

3.10.	The rule of construction that, in the event of ambiguity, the contract will be interpreted against the party responsible for the drafting thereof shall not apply in the interpretation of this Agreement.

3.11.	Any references to a statutory provision or enactment shall be a reference to such provision or enactment and to any regulation or order made under such provision or enactment, as in force at any time relevant to this Agreement.

3.12.	Any reference in this Agreement to “in writing”, “written” or the like shall include any form of written recordal, including e-mails, faxes, letters, memoranda, notes and formal agreements.

4.	INTRODUCTION

4.1.	Gold One International will, as at the Delivery Date, be the owner and holder of the Newshelf 1114 Equity.

4.2.	Newshelf 1114 is in turn the owner and holder of the Rand Uranium Equity and will, as at the Delivery Date, be the owner and holder of the Ezulwini Equity.

4.3.	The business of the Newshelf Group constitutes the Cooke Operations being carried on in the Western Witwatersrand Basin region, which include surface tailings retreatment for the recovery of gold as well as shallow underground gold and uranium mining and exploration activities.

4.4.	Sibanye’s assets include access to substantial surface gold tailings reserves and underground gold mining and exploration activities in the Western Witwatersrand Basin region.

4.5.	In order to develop and exploit the significant surface and underground gold and uranium potential in the Western Witwatersrand Basin region, Gold One International and Sibanye wish to merge the business of the Newshelf Group with Sibanye’s business, on a relative valuation merger basis, with a view that the operations of the business of the Newshelf Group is managed by Sibanye going forward on a combined basis with Sibanye’s own business. In order to achieve such a merger –

4.5.1.	Gold One International and Sibanye have applied the same valuation methodologies and assumptions in determining the Relative Values of Newshelf 1114 and Sibanye and, consequently, the value of the Newshelf 1114 Equity and the Sibanye Shares;

4.5.2.	Gold One International will transfer the Newshelf 1114 Equity to Sibanye in exchange for an interest in the merged entity to be represented by the Sibanye Shares, which shall be allotted and issued by Sibanye to Gold One International on the Delivery Date;

4.5.3.	Gold One International and Sibanye have determined and agreed that the value of the Sibanye Shares is the same as the value of the Newshelf 1114 Equity; and

4.5.4.	the employment of the Key Personnel by Gold One International and/or the Gold One Group will transfer to Sibanye, or a company nominated by Sibanye, on the Delivery Date, in order to ensure the uninterrupted continuation of the combined operations of the merged entities.

4.6.	In addition to the Sibanye Shares, it is the intention of Gold One International to acquire further Shares in Sibanye so that Gold One International will have a total equity interest of no less than 20% (twenty per cent) of Sibanye, after such further acquisition, on a fully diluted basis.

4.7.	The Parties record the terms and conditions of their agreement with regard to the above in this Agreement.

5.	CONDITIONS PRECEDENT

5.1.	The rights and obligations of the Parties under this Agreement, save for those set out in clauses 1 to 3 above inclusive, this clause 5 and clauses 20 to 27 below inclusive, which will be of immediate force and effect and binding on the Parties as from the Signature Date, are subject to the fulfilment of the following conditions precedent, namely:

5.1.1.	to the extent required by Gold One International and the Newshelf Group in order to implement the Transaction, the unconditional written approval from any third party financier or security holder or, if such approval is given subject to conditions, the written acceptance of such conditions by the Parties affected thereby, acting reasonably;

5.1.2.	to the extent required by Sibanye in order to implement the Transaction, the unconditional written approval from any third party financier or security holder or, if such approval is given subject to conditions, the written acceptance of such conditions by the Parties affected thereby, acting reasonably;

5.1.3.	the unconditional written approval of Sibanye (acting reasonably) to the terms of the proposed refinancing by Gold One International of its debt facility with Investec Bank Limited, including but not limited to the debt repayment terms thereof, and pursuant to which the Newshelf Debt will be implemented and transferred to the Newshelf Group;

5.1.4.	the unconditional written consent of the RU Empowerment Partnership to the transfer by Gold One International of the Newshelf 1114 Shares to Sibanye or, if such consent is given subject to conditions, the written acceptance of such conditions by the Parties affected thereby, acting reasonably;

5.1.5.	the acquisition by Newshelf 1114 of the Ezulwini Equity from Gold One Europe, in a manner and on terms acceptable to Sibanye, acting reasonably;

5.1.6.	Sibanye, acting reasonably, being satisfied with the BEE status of the Newshelf Group subsequent to the acquisition by Newshelf 1114 of the Ezulwini Equity from Gold One Europe;

5.1.7.	the unconditional written consent of Franco-Nevada, Franco-Nevada Barbados and Ezulwini to the replacement and release of Gold One International under the Ezulwini Gold Purchase Agreement with Sibanye as guarantor or, if such consent is given subject to conditions, the written acceptance of such conditions by the Parties affected thereby, acting reasonably as well as the conclusion of an assignment and assumption agreement between Sibanye, Gold One, Ezulwini, Franco-Nevada, Franco-Nevada Barbados on terms acceptable to the parties thereto;

5.1.8.	the Gold Fields MOU shall have been terminated by agreement in writing between the parties thereto;

5.1.9.	the board of directors of Sibanye shall have passed such resolutions as may be necessary to approve and/or ratify the Transaction and the signature on behalf of Sibanye of this Agreement (and certified copies thereof having been furnished to Gold One International);

5.1.10.	the boards of directors of Gold One International shall have passed such resolutions as may be necessary to approve and/or ratify the Transaction and the signature on behalf of Gold One International of this Agreement (and certified copies thereof having been furnished to Sibanye);

5.1.11.	the board of directors of Newshelf 1114 shall have passed such resolutions as may be necessary to approve and/or ratify the Transaction and the signature on behalf of Newshelf 1114 of this Agreement (and certified copies thereof having been furnished to Sibanye);

5.1.12.	the shareholders of Sibanye passing the requisite resolutions required to approve and implement the Transaction (and certified copies thereof having been furnished to Gold One International);

5.1.13.	the shareholders of Gold One International passing the requisite resolutions required to approve and implement the Transaction (and certified copies thereof having been furnished to Sibanye);

5.1.14.	written and unconditional approvals from all applicable governmental and regulatory bodies and all other approvals, consents, waivers, orders, exemptions or authorisations of any other person, which may be required to permit the entering into of this Agreement and the completion of the Transaction, shall have been obtained in writing and reasonably satisfactory evidence thereof shall have been delivered to each Party, and if such approval is subject to conditions, the written acceptance of such conditions by the Parties affected thereby, acting reasonably, including but not limited to –

5.1.14.1.	the approval of the JSE of (i) the circular to be sent by Sibanye to its shareholders in order to approve the Transaction and (ii) the listing of the Sibanye Shares on the Main Board of the JSE;

5.1.14.2.	the approval of the SARB in accordance with South African exchange control regulations;

5.1.14.3.	all and any approvals that may be required in terms of the Competition Act;

5.1.14.4.	all and any approvals that may be required in terms of the National Nuclear Regulator Act;

5.1.14.5.	the approval of the NDRC, MofCom and SAFE; and

5.1.14.6.	the approval of the Minister of Mineral Resources;

5.1.15.	a Material Adverse Change shall not have occurred on or before the Fulfillment Date or should such Material Adverse Change have occurred, it will have been remedied by such date.

5.2.	All Conditions Precedent save for those contained in clauses 5.1.6, 5.1.8, 5.1.14.5 and 5.1.14.6 above constitute the Initial Conditions Precedent. The Conditions Precedent contained in clauses 5.1.6, 5.1.8, 5.1.14.5 and 5.1.14.6 constitute the Remaining Conditions Precedent.

5.3.	The Parties undertake to each other to use their reasonable commercial endeavours and to cooperate with each other in good faith to achieve the fulfilment of the Initial Conditions Precedent by the Initial Conditions Fulfilment Date and the Remaining Conditions Precedent by the Remaining Conditions Fulfilment Date.

5.4.	Notwithstanding the provisions of clause 5.2 above, the costs of and responsibility for fulfilment of the Conditions Precedent shall lie with the Parties in the manner set out below:

5.4.1.	Sibanye shall procure, in accordance with clause 5.2 above and at its cost, the fulfilment of the Initial Conditions Precedent contained in clauses 5.1.2, 5.1.9, and 5.1.12 above;

5.4.2.	Gold One International shall procure, in accordance with clause 5.2 above and at its cost, the fulfilment of the Initial Conditions Precedent contained in clauses 5.1.1, 5.1.4, 5.1.5, 5.1.10, 5.1.11, and 5.1.13 above;

5.4.3.	Sibanye and Gold One International shall jointly procure the fulfilment of all other Initial Conditions Precedent as well as the Remaining Conditions Precedent, the cost of which will be for the joint account of Sibanye and Gold One International.

5.5.	The Conditions Precedent may be waived in writing, in whole or in part, by the Parties at any time as follows if any such waiver is not prohibited by or would not be in contravention of any applicable laws or the obligations of any Party under this Agreement:

5.5.1.	Sibanye – the Initial Conditions Precedent listed in clause 5.4.2 above;

5.5.2.	Gold One International – the Initial Conditions Precedent listed in clause 5.4.1 above; and

5.5.3.	Sibanye and Gold One International together by agreement in writing - the Conditions Precedent referred to in clause 5.4.3 above.

5.6.	If the Conditions Precedent are not fulfilled or waived (where such waiver is permitted by this Agreement and law) by the Remaining Conditions Fulfilment Date, the rights and obligations of the Parties, save for those contained in clauses 1 to 3 above inclusive and clauses 21 to 27 below inclusive, shall not come into existence and the Parties shall be restored as nearly as may be possible to the positions in which they would have been had this Agreement not been entered into. No Party shall then have any claim against any other Party arising from the rights and obligations of the Parties not coming into existence.

6.	TRANSACTION

The Parties agree to merge the businesses of the Newshelf Group and Sibanye for the purposes of and in the manner set out in this Agreement.

7.	GOLD ONE INTERNATIONAL BOARD NOMINATION

7.1.	Gold One International shall, with effect from the Signature Date, have the right to nominate 3 (three) individuals for election by the Sibanye shareholders as directors of Sibanye, to serve as non-executive directors on the Sibanye Board (the “Gold One Board Representatives”) with effect from the Delivery Date, it being recorded that:

7.1.1.	such number of Gold One Board Representatives will be proportionately representative of Gold One International’s shareholding in Sibanye on the Delivery Date (rounded to the nearest whole number), as a result of the implementation of the Transaction, plus 1 (one) additional director;

7.1.2.	each of the Gold One International Board Representatives will be required to meet the eligibility criteria for directors set by the Sibanye Board nominations committee and the Sibanye Board in terms of the Sibanye MOI read with the Companies Act and the Listings Requirements of the JSE;

7.1.3.	the appointment of the Gold One Board Representatives to the Sibanye Board on the Delivery Date shall be subject to their election into office by the Sibanye shareholders in terms of the Sibanye MOI;

7.1.4.	Sibanye undertakes to procure that the proposed election of the Gold One Board Representatives takes place at the general meeting of Sibanye shareholders called for purposes of approving and implementing the Transaction and further undertakes to use its reasonable commercial endeavours to recommend to the Sibanye shareholders the appointment of the Gold One Board Representatives to the Sibanye Board; and

7.1.5.	the nomination, election and holding of office of the Sibanye Board Members shall at all times be conducted in accordance with the Sibanye MOI, the Companies Act and the Listings Requirements of the JSE.

8.	TRANSFER OF NEWSHELF 1114 EQUITY

In execution of the Transaction, Gold One International hereby agrees to transfer to Sibanye on the Delivery Date the Newshelf 1114 Equity at the Relative Value on the terms and conditions set out in this Agreement.

9.	ISSUE OF SIBANYE SHARES

9.1.	In execution of the Transaction and against transfer by Gold One International of the Newshelf 1114 Equity in terms of clause 7 above, Sibanye shall allot and issue to Gold One International on the Delivery Date the Sibanye Shares on the terms and conditions set out in this Agreement.

9.2.	The Sibanye Shares shall be allocated to the Newshelf 1114 Equity as follows:

9.2.1.	firstly as to the Newshelf 1114 Claims; and

9.2.2.	as to the Newshelf 1114 Shares, the balance of the Sibanye Shares.

10.	DELIVERY OF THE NEWSHELF 1114 EQUITY AND THE SIBANYE SHARES

10.1.	The Transaction will be closed on the Delivery Date by delivery by:

10.1.1.	Gold One International to Sibanye of –

10.1.1.1.	the current and valid share certificate(s) in respect of all the Newshelf 1114 Shares, save in respect of the Ezulwini Consideration Share should Gold One international not yet have taken delivery thereof from Gold One Europe. The share certificate in respect of the Ezulwini Consideration Share shall be delivered by Gold One International to Sibanye upon receipt thereof from Gold One Europe;

10.1.1.2.	the share transfer forms in respect of all the Newshelf 1114 Shares, duly completed and signed by Gold One International with the name of Sibanye thereon as transferee, save in respect of the Ezulwini Consideration Share should Gold One international not yet have taken delivery thereof from Gold One Europe. The share transfer form in respect of the Ezulwini Consideration Share shall be delivered by Gold One International to Sibanye upon receipt by Gold One International from Gold One Europe of the Ezulwini Consideration Share;

10.1.1.3.	a written cession(s) in respect of the Newshelf 1114 Claims in favour of Sibanye;

10.1.1.4.	the resignations in writing of all directors and alternate directors of Newshelf 1114 appointed by Gold One International, effective from the Delivery Date;

10.1.1.5.	all books and records of Newshelf 1114 in the possession of Gold One International; and

10.1.1.6.	the written termination of all signing authority of Gold One International or its representative(s) in respect of all bank accounts of Newshelf 1114;

10.1.2.	Sibanye to its transfer secretaries of an irrevocable written instruction to register the Sibanye Shares in the name of Gold One International and to provide Gold One International with an unconditional written confirmation that such registration has been done; and

10.1.3.	Sibanye’s transfer secretaries to Gold One International of an unconditional written confirmation of registration of the Sibanye Shares in the name of Gold One International, referred to in clause 10.1.2 above (the “Issue Confirmation”).

11.	OWNERSHIP, RISK AND BENEFIT

11.1.	On delivery of the Newshelf 1114 Equity by Gold One International to Sibanye on the Delivery Date as described in clause 10.1.1 above, Sibanye shall:

11.1.1.	become the unconditional owner of the Newshelf 1114 Equity; and

11.1.2.	be entitled to all benefits and subject to all risks attaching to the Newshelf 1114 Equity.

11.2.	On receipt by Gold One International of the Issue Confirmation on the Delivery Date:

11.2.1.	Gold One International will become the unconditional owners of the Sibanye Shares, free of any encumbrances;

11.2.2.	Gold One International will be entitled to all benefits and subject to all risks attaching to the Sibanye Shares; and

11.2.3.	the appointment of the Gold One Board Representatives shall become effective should the election of such Gold One Board Representatives have been approved by the Sibanye shareholders at the general meeting of Sibanye shareholders called for purposes of approving and implementing the Transaction.

11.3.	Gold One International acknowledges that the Sibanye Shares have not been registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, United States persons except pursuant to registration under, or in certain transactions exempt from the registration requirements of, the Securities Act. Furthermore, Gold One International agrees that it will not offer or sell the Sibanye Shares (i) as part of any distribution at any time or (ii) otherwise until 40 days after the Delivery Date (the “Distribution Compliance Period”) within the United States or to, or for the account or benefit of, United States persons, and it will have sent to each dealer to which it sells during the Distribution Compliance Period a confirmation or other notice setting forth the restrictions on offers and sales of the Sibanye Shares within the United States or to, or for the account or benefit of, United States persons. Terms used in this paragraph have the meanings given to them by Regulation S.

11.4.

Gold One International acknowledges that , for so long as the Sibanye Shares are “restricted securities” as defined under Rule 144(a)(3), such Sibanye Shares may not be offered, sold, pledged or otherwise transferred except (a) pursuant to registration under the Securities Act,

(b) in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S or (c) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or another exemption from registration under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States.

11.5.	Notwithstanding anything to the contrary in the foregoing, for so long as the Sibanye Shares are “restricted securities” as defined under Rule 144(a)(3), the Sibanye Shares may not be deposited into any unrestricted depositary receipt facility in respect of the Shares of Sibanye established or maintained by a depositary bank, which shall include the sponsored facility maintained by The Bank of New York Mellon.

12.	INTERIM MANAGEMENT AGREEMENT

The Parties undertake to exercise reasonable commercial endeavours to enter into the Interim Management Agreement by, or as soon as is reasonably possible after, the Signature Date.

13.	KEY PERSONNEL

13.1.	It is the intention of the Parties that Gold One International will procure, on a reasonable commercial endeavours basis, that each of the Key Personnel will, subject to such employee’s individual consent, terminate his or her employment with the company in the Gold One Group by whom such employee is employed (“Gold One Employer”) with effect from the Delivery Date and take up employment with Sibanye or a company nominated by Sibanye on the same or similar terms and conditions as those upon which they were employed by the Gold One Employer on the Signature Date.

13.2.	Gold One International and Sibanye shall use their respective reasonable commercial endeavours to engage and consult with the Key Personnel and facilitate the transfer of their employment from the relevant Gold One Employer to Sibanye or a company nominated by Sibanye.

14.	WORKING CAPITAL POSITION OF NEWSHELF 1114

14.1.	Within 30 (thirty) Days after the Working Capital Date, Gold One International shall prepare (or cause to be prepared) and deliver to Sibanye an unaudited working capital statement (the “Working Capital Statement”) of the Working Capital Ratio of the Newshelf Group as at the Working Capital Date, which shall be prepared in accordance with the accounting principles consistently used by Gold One International prior to such date and which shall have been approved in writing by the chief executive office and chief financial officer of Gold One International.

14.2.	Within 30 (thirty) Days after Sibanye’s receipt of the Working Capital Statement, Sibanye shall have the right to deliver to Gold One International a written statement specifying any objections to the Working Capital Statement. If Sibanye does not deliver any such statement within such 30 (thirty) Day period, the Working Capital Statement shall become final and binding upon all Parties. If Sibanye does deliver such an objections statement, then, if Gold One International and Sibanye cannot resolve such objections within 30 (thirty) 30 Days after Gold One International’s receipt thereof (or such longer period as they may agree in writing), at the request of either Gold One International or Sibanye, the dispute shall be resolved by an independent firm of chartered accounts agreed to by Gold One International and Sibanye (or, failing agreement, an independent firm of chartered accountants nominated by the President for the time being of the South African Institute of Chartered Accountants) (the “Accounting Firm”). The Accounting Firm shall be instructed to resolve such dispute within 30 (thirty) Days after its appointment and based solely on the presentations of Gold One International and Sibanye. The resolution of such dispute by the Accounting Firm shall be set forth in writing and shall be final and binding upon all Parties save in the case of manifest error, and the applicable portion of the Working Capital Statement, as modified by such resolution, shall become final and binding upon the date of such resolution.

14.3.	If the Working Capital Ratio is greater than the Working Capital Position, Sibanye shall pay to Gold One International (in cash by way of electronic funds transfer into a bank account nominated by Gold One International in writing) the excess amount required to reduce the Working Capital Ratio to the Working Capital Position. Any such amount shall be paid by Sibanye to Gold One International within 30 (thirty) Days of the later of (i) the date of the Working Capital Statement; (ii) the date on which any dispute on the Working Capital Statement have been finally resolved in accordance with the provisions of clause 14.2 above and (iii) the Delivery Date.

14.4.	If the Working Capital Ratio is less than the Working Capital Position, Gold One International shall pay to Sibanye (in cash by way of electronic funds transfer into a bank account nominated by Sibanye in writing) the shortfall amount required to increase the Working Capital Ratio to the Working Capital Position. Any such amount shall be paid by Gold One International to Sibanye within 30 (thirty) Days of the later of (i) the date of the Working Capital Statement; (ii) the date on which any dispute on the Working Capital Statement have been finally resolved in accordance with the provisions of clause 14.2 above and (iii) the Delivery Date.

15.	WARRANTIES AND REPRESENTATIONS BY GOLD ONE INTERNATIONAL AND NEWSHELF 1114

15.1.	The warranties contained in clause 15.4 are hereby given and made by Gold One International and Newshelf 1114 jointly and severally to Sibanye in respect of the Newshelf 1114 Equity, Newshelf 1114, Rand Uranium and Ezulwini (where applicable).

15.2.	Unless specifically otherwise stated each warranty contained in clause 15.4 is given or made at both the Signature Date and the Delivery Date and during the intervening period between those two dates.

15.3.	All warranties, representations and undertakings by Gold One International and Newshelf 1114 contained in clause 15.4 below and elsewhere in this Agreement are limited and qualified –

15.3.1.	by the disclosures set out in the disclosure schedule attached as Annexure A hereto; and

15.3.2.	to the extent to which any fact or circumstance giving rise to such limitation or qualification has been disclosed in the Gold One Disclosure Materials.

15.4.	Gold One International and Newshelf 1114 warrant to Sibanye that:

15.4.1.	at the Delivery Date, Gold One International is the lawful owner of the Newshelf 1114 Equity transferred by Gold One International to Sibanye in terms of this Agreement;

15.4.2.	at the Delivery Date, Gold One International has the full legal right to transfer and deliver the Newshelf 1114 Equity to Sibanye;

15.4.3.	subject to the provisions of clause 5 above, Gold One International has no knowledge why it will not be able to lawfully transfer and deliver to Sibanye on the Delivery Date the Newshelf 1114 Equity sold by it to Sibanye in terms of this Agreement;

15.4.4.	at the Delivery Date no person other than Sibanye will have any right to acquire the Newshelf 1114 Equity;

15.4.5.	neither of Newshelf 1114, Rand Uranium or Ezulwini nor their respective directors have issued or agreed to issue any further Shares (including bonus and capitalisation shares) in the capital of Newshelf 1114, Rand Uranium or Ezulwini , nor have they passed or agreed to pass any resolution for the increase or reduction of Newshelf 1114’s, Rand Uranium’s or Ezulwini’s capital, or for the creation or issue of any debentures or securities;

15.4.6.	no person has any right to obtain an order for the rectification of the securities registers of Newshelf 1114, Rand Uranium or Ezulwini;

15.4.7.	to Gold One International’s and Newshelf 1114’s knowledge, there are no filings or applications outstanding or proceedings underway in relation to Newshelf 1114, Rand Uranium or Ezulwini which could in any way alter the corporate status of Newshelf 1114, Rand Uranium or Ezulwini;

15.4.8.	Newshelf 1114, Rand Uranium and Ezulwini have no liabilities, whether actual or contingent, of which Gold One International is aware, other than as disclosed by Gold One International to Sibanye prior to the Signature Date;

15.4.9.	all tax returns required to be filed by or on behalf of Newshelf 1114, Rand Uranium and Ezulwini in any country having jurisdiction over the affairs of Newshelf 1114, Rand Uranium and Ezulwini have been duly filed and all such tax returns are true, complete and correct in all Material respects;

15.4.10.	there are no tax assessment or reassessments of Newshelf 1114, Rand Uranium or Ezulwini pursuant to which there are amounts owing Newshelf 1114, Rand Uranium or Ezulwini to any taxing authority;

15.4.11.	there is no claim, suit, action, arbitration, review, proceeding or investigation pending, or, to Gold One International’s knowledge, threatened by or against Newshelf 1114, Rand Uranium or Ezulwini or affecting any of their properties, assets or businesses before or by any governmental authority that if adversely determined would have a Material Adverse Change for Newshelf 1114, Rand Uranium or Ezulwini or prevent or delay completion of the Transaction, nor is there any basis for any such claim, suit, action, arbitration, review, proceeding or investigation;

15.4.12.	neither of Newshelf 1114, Rand Uranium or Ezulwini nor any of their assets, properties or businesses, are subject to an outstanding judgment, order, decision, ruling, decree, award or injunction;

15.4.13.	there are no insolvency, bankruptcy, liquidation, winding-up or other similar proceedings pending or, to Gold One International’s and/or Newshelf 1114’s knowledge, threatened against Newshelf 1114, Rand Uranium or Ezulwini;

15.4.14.	the immovable properties owned or controlled by Newshelf 1114, Rand Uranium and Ezulwini comply in all material respects with all applicable laws and no person has any right or option or right of first refusal to acquire the properties nor are any of the properties subject to any restrictions or encumbrances save as are at present registered in the Deeds Office having jurisdiction over the property or which occur through operation of applicable laws;

15.4.15.	Newshelf 1114, Rand Uranium and Ezulwini have in all Material respects complied with and are not in default of any Material agreements;

15.4.16.	Rand Uranium and Ezulwini have Materially complied with and are not in violation of their respective founding documents, any resolution of their respective directors or shareholders or any applicable laws, including but not limited to environmental and mining laws;

15.4.17.	Rand Uranium and Ezulwini are in possession of all consents, permits, licences, approvals or other authorities prescribed by law for the lawful conduct of their respective businesses in the manner in which it is presently conducted;

15.4.18.	Gold One International and Newshelf 1114 are not aware of any facts or circumstances which may result in the cancellation or Material alteration or non-renewal of any such consents, permits, licences, approvals or other authorities;

15.4.19.	Newshelf 1114, Rand Uranium and Ezulwini have as at the Signature Date and will at the Delivery Date have materially complied with all applicable laws affecting, regulating or providing for the employment of labour, applicable collective agreements as well as those agreements relating to organisational rights of employees and the recognition of trade unions;

15.4.20.	all of the employees of Rand Uranium and Ezulwini have signed contracts of employment with the companies as applicable;

15.4.21.	Rand Uranium and Ezulwini have Materially complied with the all collective agreements establishing the terms and conditions of employment;

15.4.22.	Rand Uranium and Ezulwini have complied with the terms of any and all wage agreements currently in operation;

15.4.23.	none of the employees of Rand Uranium and Ezulwini are entitled to terms and conditions of employment and/or benefits and/or any other entitlement, whether orally or in writing other than pursuant to the documents included in the Sibanye Disclosure Material;

15.4.24.

Rand Uranium and Ezulwini have discharged all their liabilities and fulfilled all their obligations arising in and out of the retrenchments that took place in 2010, 2011 and 2012, including but not limited to the payment of severance pay and retrenchment packages, and there are no unfulfilled obligations still owing by either company to the employees who were retrenched or to their trade unions, including but not limited to any obligations to re-employ such employees in the future or give such employees preference in future re-employment;

15.4.25.	except as disclosed on Gold One International’s, Newshelf 1114’s, Rand Uranium’s and Ezulwini’s last audited financial statements, no person will have any right to any payment in lieu of leave, pension, any payment in respect of retirement, death, or disability, annuity, gratuity, compensation for loss of office or similar payment from Newshelf 1114, Rand Uranium or Ezulwini or to any exceptional leave privileges or accumulated leave;

15.4.26.	the information disclosed by Gold One International and Newshelf 1114 to Sibanye in relation to the Newshelf 1114 Equity, Newshelf 1114, Rand Uranium and Ezulwini is and remains to the best of the knowledge and belief of Gold One International and Newshelf 1114, true, complete and accurate;

15.4.27.	there is no fact that has not been disclosed by Newshelf 1114 or Gold One International to Sibanye that has had or would have a Material Adverse Change for Newshelf 1114, Rand Uranium or Ezulwini.

15.5.	Notwithstanding the warranties and representations contained in clause 15.4 above (or any other provision of this Agreement), no liability shall attach to Gold One International and Newshelf 1114 in relation to claims, damages, costs, expenses, losses or other liabilities pursuant to or in respect of this Agreement:

15.5.1.	for any indirect or consequential loss, including loss of profit;

15.5.2.	which is less than R100 000 000.00 (one hundred million Rand) in the aggregate, provided that when such aggregate or individual claim or loss exceeds such amount, Gold One International shall be liable for the full amount of such claim, loss or liability and not only for the amount in excess of such amount;

15.5.3.

save in respect of claims, losses, damages, costs, expenses or liabilities arising pursuant to the warranties provided for in clauses 15.4.9 and 15.4.10 above, in respect of which the period shall be 24 (twenty four) months from the Delivery Date, if Sibanye has not given Gold One International written notice of such claims, losses, damages, costs, expenses or liabilities within 12 (twelve) months of the Delivery Date, provided that if Sibanye has, before such date, given written notice in respect of any claim which it may have to Gold One International and has within 30 (thirty) Days after such date issued summons or demanded arbitration proceedings for the recovery thereof, the warranties and representations given in respect of such notified matter shall survive as long as may be necessary to permit the final determination of such matter, it being agreed that if Sibanye then fails to issue summons or demand arbitration proceedings within the 30 (thirty) Day period referred to above, Sibanye shall have no claim against Gold One International and Gold One International shall have no claim against Sibanye in respect of the claim detailed in such notice of claim, loss or liability; and

15.5.4.	to the extent which it, in aggregate, exceeds the amount of R1 200 000 000.00 (one billion two hundred million Rand).

15.6.	A claim by Sibanye arising out a breach of a warranty or representation or any other provision of this Agreement shall not entitle Sibanye to make a claim against Gold One International in respect of more than one of such breaches where such additional breach and claim arises from or is attributable to the same cause of action and the effect would be to duplicate the recovery by Sibanye.

16.	WARRANTIES AND REPRESENTATIONS BY SIBANYE

16.1.	The warranties contained in clause 16.4 are hereby given and made by Sibanye to Gold One International in respect of the Sibanye Shares and Sibanye.

16.2.	Unless specifically otherwise stated each warranty is given or made at both the Signature Date and the Delivery Date and during the intervening period between those two dates.

16.3.	All warranties, representations and undertakings by Sibanye contained in clause 16.4 below and elsewhere in this Agreement are limited and qualified –

16.3.1.	by the disclosures set out in the disclosure schedule attached as Annexure B hereto; and

16.3.2.	to the extent to which any fact or circumstance giving rise to such limitation or qualification has been disclosed in the Sibanye Disclosure Materials.

16.4.	Sibanye warrants to Gold One International that:

16.4.1.	all of the Shares in the authorised and issued share capital of Sibanye, including the Sibanye Shares, shall rank pari passu in all respects;

16.4.2.	no person has any right to obtain an order for the rectification of the securities register of Sibanye;

16.4.3.	the Sibanye Shares are not encumbered;

16.4.4.	the Sibanye Shares will, subsequent to the issue thereof to Gold One International in accordance with this Agreement, represent not less than 17% (seventeen per cent) on a fully diluted basis of Sibanye’s Issued Share Capital on the Delivery Date;

16.4.5.	at the Delivery Date Sibanye has the full legal right to issue and deliver the Sibanye Shares to Gold One International;

16.4.6.	subject to the provisions of clause 5 above, Sibanye has no knowledge why it will not be able to lawfully transfer and deliver to Gold One Internationals on the Delivery Date the Sibanye Shares to be issued by it to Gold One Internationals in terms of this Agreement;

16.4.7.	at the Signature Date no person has any pre-emptive right in respect of the Sibanye Shares and by the Delivery Date no persons other than Gold One International will have any right to acquire the Sibanye Shares;

16.4.8.	there is no claim, suit, action, arbitration, review, proceeding or investigation pending, or, to Sibanye’s knowledge, threatened by or against Sibanye or affecting any of its properties, assets or businesses before or by any governmental authority that if adversely determined would have a Material Adverse Change for Sibanye or prevent or delay completion of the Transaction, nor is there any basis for any such claim, suit, action, arbitration, review, proceeding or investigation;

16.4.9.	the Sibanye Group has in all Material respects complied with and are not in default of any Material agreements;

16.4.10.	Sibanye has Materially complied with and is not in violation of any applicable laws;

16.4.11.	Sibanye is in possession of all consents, permits, licences, approvals or other authorities prescribed by law for the lawful conduct of its business in the manner in which it is presently conducted and is not aware of any facts or circumstances which may result in the cancellation or Material alteration or non-renewal of any such consents, permits, licences, approvals or other authorities;

16.4.12.	the information disclosed by Sibanye to Gold One International in the Disclosure Material is and remains to the best of the knowledge and belief of Sibanye, true, complete and accurate; and

16.4.13.	there is no fact that has not been disclosed by Sibanye to Gold One International that has had or would have a Material Adverse Change for Sibanye.

16.5.	Notwithstanding the warranties and representations contained in clause 15.4 above (or any other provision of this Agreement), no liability shall attach to Sibanye in relation to claims, damages, costs, expenses, losses or other liabilities pursuant to or in respect of this Agreement:

16.5.1.	for any indirect or consequential loss, including loss of profit;

16.5.2.	which is less than R100 000 000.00 (one hundred million Rand) in the aggregate, provided that when such aggregate or individual claim or loss exceeds such amount, Sibanye shall be liable for the full amount of such claim, loss or liability and not only for the amount in excess of such amount;

16.5.3.	if Gold One International has not given Sibanye written notice of such claims, losses, damages, costs, expenses or liabilities within 12 (twelve) months of the Delivery Date, provided that if Gold One International has, before such date, given written notice in respect of any claim which it may have to Sibanye and has within 30 (thirty) Days after such date issued summons or demanded arbitration proceedings for the recovery thereof, the warranties and representations given in respect of such notified matter shall survive as long as may be necessary to permit the final determination of such matter, it being agreed that if Gold One International fails to then issue summons or demand arbitration proceedings within the 30 (thirty) Day period referred to above, Gold One International shall have no claim against Sibanye and Sibanye shall have no claim against Gold One International in respect of the claim detailed in such notice of claim, loss or liability; and

16.5.4.	to the extent which it, in aggregate, exceeds the amount of R1 200 000 000.00 (one billion two hundred million Rand).

16.6.	A claim by Gold One International arising out a breach of a warranty or representation or any other provision of this Agreement shall not entitle Gold One International to make a claim against Sibanye in respect of more than one of such breaches where such additional breach and claim arises from or is attributable to the same cause of action and the effect would be to duplicate the recovery by Gold One International.

17.	INDEMNITIES

Without prejudice to any of the other rights of the Parties arising from any of the provisions of this Agreement but subject to clauses 15.5 and 15.6 above, Gold One International and Newshelf 1114, on the one part, and jointly and severally, and Sibanye, on the other part, indemnify the other against all direct loss, liability, damage or expense which the counterparty may suffer as a result of or which may be attributable to a breach of the warranties listed in clauses 11.2.3 and/or 16 above (as the case may be).

18.	CESSION AND ASSIGNMENT

Neither this Agreement nor any interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by a Party without the prior signed written consent of the other Parties, save as may otherwise be provided for herein.

19.	GOOD FAITH

19.1.	The Parties hereby undertake during the existence of this Agreement to:

19.1.1.	at all times show to each other the utmost good faith in their dealings with each other;

19.1.2.	co-operate with each other to the fullest extent; and

19.1.3.	do all such reasonable things, perform all such reasonable actions and take all such reasonable steps as may be open to them and necessary for and incidental to the implementation and/or maintenance of the terms and conditions of this Agreement.

20.	BREACH

Should a Party (the “Defaulting Party”) commit a breach of any of the material provisions hereof, then the other Parties (the “Aggrieved Parties”) shall, if they wish to enforce their rights hereunder, be obliged to give the Defaulting Party 30 (thirty) Days written notice to remedy such a material breach, which notice shall specify, in sufficient detail, the breach and the conduct required to rectify it. If the Defaulting Party fails to comply with such notice, the Aggrieved Parties shall be entitled to cancel this Agreement against the Defaulting Party or to claim immediate payment and/or performance by the Defaulting Party of all of the Defaulting Party’s obligations in respect of which it is in breach of this Agreement in either event without prejudice to the Aggrieved Parties’ rights to claim damages. The aforegoing is without prejudice to such other rights as the Aggrieved Parties may have at law; provided always that, notwithstanding anything to the contrary contained in this Agreement, the Aggrieved Parties shall not be entitled to cancel this Agreement for any breach by the Defaulting Party unless such breach is a material breach going to the root of this Agreement and is incapable of being remedied by a payment in money, or if it is capable of being remedied by a payment in money, the Defaulting Party fails to pay the amount concerned within 30 (thirty) Days after such amount has been finally determined and payment thereof by the Defaulting Party has been demanded in writing by the Aggrieved Parties.

21.	CONFIDENTIALITY

21.1.	The Parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement and which relates to:

21.1.1.	the provisions of this Agreement;

21.1.2.	the negotiations relating to this Agreement;

21.1.3.	the subject matter of this Agreement; and/or

21.1.4.	the other Parties.

21.2.	If a Party is uncertain about whether any information is to be treated as confidential in terms of this clause 21 it shall be obliged to treat it as such until written clearance is obtained from the other Parties.

21.3.	A Party may disclose information which would otherwise be confidential if and to the extent that it is:

21.3.1.	required by law;

21.3.2.	required by any securities exchange or regulatory or a governmental body to which any of the Parties are subject, wherever situated, whether or not the requirement for information has the force of law;

21.3.3.	required to vest the full benefit of this Agreement in any of the Parties;

21.3.4.	disclosed to the professional advisors, auditors and bankers of any of the Parties;

21.3.5.	information that has come into the public domain through no fault of that Party; or

21.3.6.	approved by the other Parties who shall have given prior written approval to the disclosure.

21.4.	Save for disclosures made in terms of clause 21.3.4 above or to any judicial or arbitral tribunal or officer, in the event that a Party is required to disclose any confidential information as contemplated in clause 21.1 above, such Party will –

21.4.1.	advise the other Parties thereof in writing prior to disclosure, if possible;

21.4.2.	take such steps to limit the disclosure to the minimum extent required to satisfy such requirement and to the extent that it lawfully and reasonably can;

21.4.3.	afford the other Parties a reasonable opportunity, if possible, to intervene in the proceedings;

21.4.4.	comply with the other Parties’ reasonable requests as to the manner and terms of any such disclosure; and

21.4.5.	notify the other Parties of the recipient of, and the form and extent of, any such disclosure or announcement immediately after it is made.

22.	NOTICES AND ADDRESSES

22.1.	Any notice or other communication to be given in connection with this Agreement must be communicated confidentially and in writing and given by personal delivery, electronic mail or facsimile addressed as follows:

Newshelf 1114 and Gold One International

Constantia Office Park

Bridgeview House

Ground Floor

Corner 14th Avenue and Hendrik Potgieter Street

Weltevreden Park, 1709

South Africa

Contact person: Pierre Kruger

Email: pierre.kruger@gold1.co.za

Fax No. +27 11 726 1087

Sibanye	Libanon Business Park 1 Hospital Road (off Cedar Avenue) Libanon Westonaria, 1779 Contact person: Charl Keyter Email: Charl.Keyter@sibanyegold.co.za Fax No. +27 11 278 9873 or to such other address or addresses as shall be specified in any notice given hereunder.

22.2.	A notice sent by one Party to any other Party may be delivered in one or more of the following manners and shall be deemed to be received:

22.2.1.	on the Day of delivery, if delivered by personal delivery during business hours; and

22.2.2.	on the Day of transmission if sent by facsimile or electronic mail during business hours with receipt received confirming completion of transmission. Any facsimile or electronic mail sent after business hours or on a day which is not a Business Day will be presumed to have been received on the following Business Day.

23.	JURISDICTION AND GOVERNING LAW

23.1.	Subject to the provisions of clause 24 below, this Agreement and any matter arising from it shall be subject to the jurisdiction of the the South Gauteng High Court, Johannesburg.

23.2.	This Agreement shall be subject to and shall be governed by the laws of South Africa.

24.	DISPUTE RESOLUTION

24.1.	If any dispute arises out of or in connection with this Agreement, its termination or cancellation or the subject matter thereof, including claims in delict/tort or for rectification of the Agreement, a Party may declare that a dispute exists by notice in writing to the other Parties.

24.2.	Unless otherwise expressly agreed to in writing by the Parties, all disputes declared in accordance with clause 24.1 above shall be determined by arbitration, as follows:

24.2.1.	the arbitration proceedings shall be held at Sandton, South Africa;

24.2.2.	the arbitration shall be conducted in accordance with the rules (“Arbitration Rules”) of the Arbitration Foundation of Southern Africa (“AFSA”), and should AFSA, for any reason, have ceased to exist at the time of the referral of the dispute to arbitration, the arbitration shall be conducted in accordance with the Standard Rules of the Association of Arbitrators of South Africa.

25.	INDULGENCE AND WAIVER

No indulgence which a Party (“Grantor”) may grant to the other Party (“Grantee”) shall constitute a waiver of any of the rights of the Grantor, who shall not thereby be precluded from exercising any rights against the Grantee which might have arisen in the past or which might arise in the future, save if such waiver is reduced to writing and signed by the Parties.

26.	SURVIVAL OF CERTAIN PROVISIONS ON TERMINATION OF THE AGREEMENT

26.1.	Should this Agreement terminate pursuant to any provision contained herein or be cancelled by either Party in terms of the provisions hereof, the Parties shall continue to be bound by the provisions of clauses 1 to 3 above inclusive and 21 to 27 inclusive.

26.2.	Without derogating from the aforegoing, the expiration, cancellation or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration, cancellation or termination or which of necessity must continue to have effect after such expiration, cancellation or termination, notwithstanding that the clauses themselves do not expressly provide for their survival.

27.	COSTS

Each Party shall bear its own costs of and incidental to the negotiation, preparation and execution of this Agreement.

For the Company	SIBANYE GOLD LIMITED

Signature:	/s/ N J Froneman
	who warrants that he / she is duly authorised thereto	who warrants that he / she is duly authorised thereto

Name:	N J Froneman

Capacity:	CEO

Date:	16 August 2013

Place:	Beijing, China

Witness:

Witness:

For the Company	GOLD ONE INTERNATIONAL LIMITED

Signature:	/s/ C D Chadwick	/s/ P B Kruger
	who warrants that he / she is duly authorised thereto	who warrants that he / she is duly authorised thereto

Name:	C D Chadwick	P B Kruger

Capacity:	Acting CEO	Company Secretary

Date:	16 August 2013	20 August 2013

Place:	Beijing, China	Johannesburg, South Africa

Witness:

Witness:

For the Company	NEWSHELF 1114 PROPRIETARY LIMITED

Signature:	/s/ C D Chadwick	/s/ P B Kruger
	who warrants that he / she is duly authorised thereto	who warrants that he / she is duly authorised thereto

Name:	C D Chadwick	P B Kruger

Capacity:	Acting CEO	Company Secretary

Date:	16 August 2013	20 August 2013

Place:	Beijing, China	Johannesburg

Witness:

Witness:

Annexure A – Disclosure Schedule by Gold One International and Newshelf 1114

1.	INTRODUCTION

1.1.	All words and expressions defined in the Agreement will, unless the context otherwise requires or the contrary is indicated, have the same meaning when used in this disclosure schedule.

1.2.	If any inconsistency is revealed between the Agreement and this disclosure schedule, this disclosure schedule shall prevail and shall be deemed to be relevant disclosure.

1.3.	Nothing contained in this disclosure schedule shall in any way affect, negate and/or extend the qualifications and limitations set out in clauses 15.3, 15.5 and 15.6 of the Agreement and each of the warranties given by Gold One International and the Companies shall remain subject to such qualifications and limitations in all respects.

1.4.	Each warranty shall, notwithstanding anything to the contrary contained in this Disclosure Schedule, be qualified and limited by each document contained in the Gold One Disclosure Material.

1.5.	The disclosure of any matter in this disclosure schedule shall not be taken or construed in any way as an admission or evidence that the matter disclosed would otherwise give rise to a breach of the warranties, or as a representation, warranty or undertaking not expressly given in the Agreement, nor as extending the scope of any warranty.

1.6.	All disclosures are made in relation to the particular warranty against which it is referenced as indicated in the table of disclosures below.

DISCLOSURES

Clause No.	Gold One International’s Warranties	Warranty Exception

15.4.1.	at the Delivery Date, Gold One International is the lawful owner of the Newshelf 1114 Equity transferred by Gold One International to Sibanye in terms of this Agreement;	In terms of the Cession and Pledge in Security Agreement entered into between Newshelf 1114, Micwaber 843 (Pty) Ltd (RF) (“Micawber”) and Investec Bank Limited dated 26 August 2011, Newshelf 1114 ceded and pledged its entire shareholding in and claims against Rand Uranium to Micawber as security for its obligations

Clause No.	Gold One International’s Warranties		Warranty Exception
towards Micawber under a certain Counter Indemnity and Guarantee in terms of the financing arrangements put in place in order to enable Gold One International to acquire the Newshelf 1114 Equity.

15.4.2.	at the Delivery Date, Gold One International has the full legal right to transfer and deliver the Newshelf 1114 Equity to Sibanye;		Please see the exception to the warranty in clause 15.4.1.

15.4.3.	subject to the provisions of clause 5 above, Gold One International has no knowledge why it will not be able to lawfully transfer and deliver to Sibanye on the Delivery Date the Newshelf 1114 Equity sold by it to Sibanye in terms of this Agreement;		Please see the exception to the warranty in clause 15.4.1.

15.4.4.	at the Delivery Date no person other than Sibanye will have any right to acquire the Newshelf 1114 Equity;		Please see the exception to the warranty in clause 15.4.1.

15.4.5.	neither of Newshelf 1114, Rand Uranium or Ezulwini nor their respective directors have issued or agreed to issue any further Shares (including bonus and capitalisation shares) in the capital of Newshelf 1114, Rand Uranium or Ezulwini, nor have they passed or agreed to pass any resolution for the increase or reduction of Newshelf 1114’s, Rand Uranium’s or Ezulwini’s capital, or for the creation or issue of any debentures or securities;	•	In terms of the Subscription of Shares and Put Option Agreement entered into between Newshelf 1114, Gold One International and the Partnership as part of the Rand Uranium’s BEE transaction (the “BEE Subscription Agreement”), Newshelf 1114 is yet to issue 13 ordinary par value shares at an aggregate subscription price of R2 000 000.00 in the share capital of Newshelf 1114 to each of a Community Trust and an Employee Trust upon their formation. This has not yet been implemented.

Clause No.	Gold One International’s Warranties		Warranty Exception

		•	It was recorded in the BEE Subscription Agreement that Newshelf 1114 will issue 1 share to Gold One Europe Limited (formerly First Uranium Limited) in consideration for the acquisition by Newshelf 1114 of the assets of First Uranium Limited. This has not yet been implemented.

15.4.6.	no person has any right to obtain an order for the rectification of the securities registers of Newshelf 1114, Rand Uranium or Ezulwini;		Please see Gold One Disclosure Material

15.4.7.	to Gold One International’s and Newshelf 1114’s knowledge, there are no filings or applications outstanding or proceedings underway in relation to Newshelf 1114, Rand Uranium or Ezulwini which could in any way alter the corporate status of Newshelf 1114, Rand Uranium or Ezulwini;		Please see Gold One Disclosure Material

15.4.8.	Newshelf 1114, Rand Uranium and Ezulwini have no liabilities, whether actual or contingent, of which Gold One International is aware, other than as disclosed by Gold One International to Sibanye prior to the Signature Date;		Please see Gold One Disclosure Material

15.4.9.	all tax returns required to be filed by or on behalf of Newshelf 1114, Rand Uranium and Ezulwini in any country having jurisdiction over the affairs of Newshelf 1114, Rand Uranium and Ezulwini have been duly filed and all such tax returns are true, complete and correct in all Material respects;	•	Newshelf 1114 has outstanding tax returns for 31 December 2012 (due on or before the 31 December 2013).
		•	Ezulwini has outstanding tax returns for 31 December 2012 (due on or before the 31 December 2013).
		•	Rand Uranium has outstanding tax returns for 30 June 2011 (overdue) and 31 December 2012 (due on or before the 31 December 2013).

Clause No.	Gold One International’s Warranties		Warranty Exception

		•	The Ezulwini Rehabilitation Trust last submitted tax returns on 31 March 2012. The tax returns for 31 March 2013 are due on or before 31 March 2014.

15.4.10.	there are no tax assessment or reassessments of Newshelf 1114, Rand Uranium or Ezulwini pursuant to which there are amounts owing Newshelf 1114, Rand Uranium or Ezulwini to any taxing authority;		Please see Gold One Disclosure Material

15.4.11.	there is no claim, suit, action, arbitration, review, proceeding or investigation pending, or, to Gold One International’s knowledge, threatened by or against Newshelf 1114, Rand Uranium or Ezulwini or affecting any of their properties, assets or businesses before or by any governmental authority that if adversely determined would have a Material Adverse Change for Newshelf 1114, Rand Uranium or Ezulwini or prevent or delay completion of the Transaction, nor is there any basis for any such claim, suit, action, arbitration, review, proceeding or investigation;		Please see Gold One Disclosure Material

15.4.12.	neither of Newshelf 1114, Rand Uranium or Ezulwini nor any of their assets, properties or businesses, are subject to an outstanding judgment, order, decision, ruling, decree, award or injunction;		Please see Gold One Disclosure Material

15.4.13.	there are no insolvency, bankruptcy, liquidation, winding-up or other similar proceedings pending or, to Gold One International’s and/or Newshelf 1114’s knowledge, threatened against Newshelf 1114, Rand Uranium or Ezulwini;		Please see Gold One Disclosure Material

15.4.14.	the immovable properties owned or controlled by Newshelf 1114, Rand Uranium and	•	A continuing covering mortgage bond, two special notarial bonds as well as a

Clause No.	Gold One International’s Warranties		Warranty Exception
Ezulwini comply in all material respects with all applicable laws and no person has any right or option or right of first refusal to acquire the properties nor are any of the properties subject to any restrictions or encumbrances save as are at present registered in the Deeds Office having jurisdiction over the property or which occur through operation of applicable laws;

general notarial bond are registered over the immovable and movable property of Rand Uranium in favour of Micawber in respect of a R945 000 000.00 indebtedness arising out of a certain Counter Indemnity Agreement pertaining to the Investec financing arrangements.

•

In relation to the Randfontein Landfill area, informal settlements have encroached on the properties by way of approximately 300 families residing on approximately 10 hectares of the Remainder of the Farm Randfontein 247 IQ measuring 820 hectares in total. As an SLP project, Rand Uranium is in the process of establishing a township up to pre-proclamation stage after which it would be donated to the municipality. The residents would then be resettled on this property.

•

In the Bekkersdal area, informal settlements have encroached on the properties by way of approximately 2000 families residing on approximately 45 hectares of the Remaining Portion of Farm Gemsbokfontein 290 IQ measuring 437 hectares in total. Discussions are underway regarding the donation or sale of this portion of the land.

15.4.15.	Newshelf 1114, Rand Uranium and Ezulwini have in all Material respects complied with and are not in default of any Material agreements;	Gold One International is of the view that it has not met certain financial covenants it has given in terms of its financing agreements with Investec. However, in consultation with its legal advisers, it has been advised that same do not constitute a breach of the Investec financing agreements.

Clause No.	Gold One International’s Warranties		Warranty Exception

15.4.16.	Rand Uranium and Ezulwini have Materially complied with and are not in violation of their respective founding documents, any resolution of their respective directors or shareholders or any applicable laws, including but not limited to environmental and mining laws;	Rand Uranium
•

Rand Uranium has applied to the DMR to amend its EMP in order to align it with the current developments in the Lindum TSF reclamation project. At present construction has been completed and production has commenced but the DMR has not yet approved the application.

		•	Rand Uranium has applied to the DMR to permit the Cooke Optimisation Project by way of an amendment to its EMP. The amendments include the installation of a pipelines for the transport of hydraulically reclaimed dump 20 slime to the Cooke Plant, disposal of the residue from the Cooke Plant to the various Pits, and delivery of return water from the Pits to the dump 20 reclamation site, an increase in the volume of tailings to be deposited into the pits and a change in the composition of the tailings. Approval of the amendments is pending. The pipelines are currently in the process of being installed notwithstanding that approval has not yet been obtained for such installation.

Clause No.	Gold One International’s Warranties		Warranty Exception

•

Rand Uranium has applied to amend its water use license to align it with its working requirements, however the application has not yet been granted and as such Rand Uranium is operating outside the limits of its water use license pending the approval of the application.

		•	Further treatment may be required in respect of the discharge water qualities from Cooke 1 and 2 shafts.
•

Public and worker safety assessments were initiated in December 2012 and finally submitted to the National Nuclear Regulator for the Lindum TSF reclamation project during July 2013. However, construction commenced without obtaining the required final approval.

		•	Old backfill and Millsite uranium plants need to be fenced or cleaned up. However, fencing is not practical and a clean-up operation would be costly. These areas are included in the closure assessment but security remains an issue. Sampling of the contaminated Millsite footprint is currently in progress to determine the economics of retreating the material at either Cooke or Ezulwini Plants.

Clause No.	Gold One International’s Warranties		Warranty Exception

Ezulwini
		•	An Air Emission Licence is required for the gold smelter in terms of listed activity 13, sub-category 4.17. An application is required to be submitted by January 2014.
		•	There is no NEMA permit for the existing Uranium plant.
		•	Ezulwini does not have an updated EMP (revised EMP submitted in February 2013 but awaiting feedback).
		•	Ezulwini does not have an approved mine work program.
		•	Ezulwini does not have a water use licence (expired in 2001) but is in consultation with the DWA in this regard.
•

Gemsbokfontein East dolomitic compartment is not being recharged as required in terms of the old order permit and draft water use license. A portion of the recharge column had been stolen, which incident was reported to the DWA.

		•	Ezulwini does not have an approved Public Safety Assessment (PSA) in place (PSA will be submitted during August 2013).
		•	Ezulwini is not in compliance with the Mining Charter and MPRDA in respect of BEE.
		•	Ezulwini has a prospecting right - Zuurbekom GP307PR. An application for the renewal of such

Clause No.	Gold One International’s Warranties	Warranty Exception
right was lodged in November 2012. Ezulwini did not comply with the initial Prospecting Work Program which may impact on the granting of the renewal application. The application is still pending.

15.4.17.	Rand Uranium and Ezulwini are in possession of all consents, permits, licences, approvals or other authorities prescribed by law for the lawful conduct of their respective businesses in the manner in which it is presently conducted;	Please see the exception to the warranty in clause 15.4.16.

15.4.18.	Gold One International and Newshelf 1114 are not aware of any facts or circumstances which may result in the cancellation or Material alteration or non-renewal of any such consents, permits, licences, approvals or other authorities;	Please see the exception to the warranty in clause 15.4.16.

15.4.19.	Newshelf 1114, Rand Uranium and Ezulwini have as at the Signature Date and will at the Delivery Date have materially complied with all applicable laws affecting, regulating or providing for the employment of labour, applicable collective agreements as well as those agreements relating to organisational rights of employees and the recognition of trade unions;	Please see Gold One Disclosure Material

15.4.20.	all of the employees of Rand Uranium and Ezulwini have signed contracts of employment with the companies as applicable;	Please see Gold One Disclosure Material

15.4.21.	Rand Uranium and Ezulwini have Materially complied with the all collective agreements establishing the terms and conditions of employment;	Please see Gold One Disclosure Material

Clause No.	Gold One International’s Warranties	Warranty Exception

15.4.22.	Rand Uranium and Ezulwini have complied with the terms of any and all wage agreements currently in operation;	Please see Gold One Disclosure Material
15.4.23.

none of the employees of Rand Uranium and Ezulwini are entitled to terms and conditions of employment and/or benefits and/or any other entitlement, whether orally or in writing other than pursuant to the documents included in the Sibanye Disclosure Material;

Please see Gold One Disclosure Material
15.4.24.

Rand Uranium and Ezulwini have discharged all their liabilities and fulfilled all their obligations arising in and out of the retrenchments that took place in 2010, 2011 and 2012, including but not limited to the payment of severance pay and retrenchment packages, and there are no unfulfilled obligations still owing by either company to the employees who were retrenched or to their trade unions, including but not limited to any obligations to re-employ such employees in the future or give such employees preference in future re-employment;

Please see Gold One Disclosure Material.
•

Ollie Iversen has instituted a claim against Rand Uranium alleging that his retrenchment in 2012 was both procedurally and substantively unfair. He is claiming re-instatement, alternatively compensation with the maximum potential compensation (i.e. 12 months’ salary) being R1.44 million.

•

Rand Uranium has been advised by its legal advisers that the retrenchment was procedurally unfair and that the matter should be settled. Rand Uranium has offered the equivalent of three months’ salary to settle the matter. Ollie Iversen has advised that he will accept six months compensation. Rand Uranium has to date not increased its offer.

15.4.25.	except as disclosed on Gold One International’s, Newshelf 1114’s, Rand Uranium’s and Ezulwini’s last audited financial statements, no person will have any right to	Please see Gold One Disclosure Material

Clause No.	Gold One International’s Warranties	Warranty Exception
any payment in lieu of leave, pension, any payment in respect of retirement, death, or disability, annuity, gratuity, compensation for loss of office or similar payment from Newshelf 1114, Rand Uranium or Ezulwini or to any exceptional leave privileges or accumulated leave;

15.4.26.	the information disclosed by Gold One International and Newshelf 1114 to Sibanye in relation to the Newshelf 1114 Equity, Newshelf 1114, Rand Uranium and Ezulwini is and remains to the best of the knowledge and belief of Gold One International and Newshelf 1114, true, complete and accurate;	Please see Gold One Disclosure Material

15.4.27.	there is no fact that has not been disclosed by Newshelf 1114 or Gold One International to Sibanye that has had or would have a Material Adverse Change for Newshelf 1114, Rand Uranium or Ezulwini.	Please see Gold One Disclosure Material

Annexure B - Disclosure Schedule by Sibanye

1.	INTRODUCTION

1.1.	All words and expressions defined in the Agreement will, unless the context otherwise requires or the contrary is indicated, have the same meaning when used in this disclosure schedule.

1.2.	If any inconsistency is revealed between the Agreement and this disclosure schedule, this disclosure schedule shall prevail and shall be deemed to be relevant disclosure.

1.3.	Nothing contained in this disclosure schedule shall in any way affect, negate and/or extend the qualifications and limitations set out in clauses 16.3 to 16.6 of the Agreement and each of the warranties given by Sibanye shall remain subject to such qualifications and limitations in all respects.

1.4.	The disclosure of any matter in this disclosure schedule shall not be taken or construed in any way as an admission or evidence that the matter disclosed would otherwise give rise to a breach of the warranties, or as a representation, warranty or undertaking not expressly given in the Agreement, nor as extending the scope of any warranty.

1.5.	All disclosures are made generally in relation to the warranties given by Sibanye and are not to be related to any particular warranty.

1.6.	Incorporated into this disclosure schedule is the index of documents and other written materials made available by Sibanye in an electronic data room, the contents of which have been included on CD Roms delivered to Gold One International on the Signature Date, a copy of which index has also been delivered to Gold One International on the Signature Date.

1.7.	The disclosures generally in relation to the warranties given by Sibanye are furthermore as follows:

1.7.1.	The annual report of Sibanye for the 2012 year includes as contingent liabilities the claims that have arisen in respect of incidents of silicosis as well as in respect of acid mine drainage.

1.7.2.

Sibanye remains a guarantor of the US$1 billion (one billion United States dollars) 4.875% guaranteed notes (the “Notes”) issued by Gold Fields Orogen Holding (BVI) Limited (“Orogen”), a subsidiary of Gold Fields, on 30 September 2010, due to mature on 7 October 2020. Interest on these notes is due and payable semi-annually on 7 April and 7 October in arrears. The payment of all amounts due in respect of the Notes is unconditionally and irrevocably guaranteed by Gold Fields, Sibanye, Gold Fields Operations Limited and Gold Fields Holdings Company (BVI) Limited (collectively the “Guarantors”), on a joint and several basis. The Notes and guarantees constitute direct, unsubordinated and unsecured obligations of Orogen and the Guarantors, respectively, and rank equally in right of payment among themselves and with all other existing and future unsubordinated and unsecured obligations of Orogen and the Guarantors, respectively.

1.7.3.	An indemnity agreement (the “Indemnity Agreement”) has been entered into between the Guarantors, pursuant to which the Guarantors (other than Sibanye) hold Sibanye harmless from and against any and all liabilities and expenses which may be incurred by Sibanye under or in connection with the Notes, including any payment obligations by Sibanye to the note holders or the trustee of the Notes pursuant to the guarantee of the Notes, all on the terms and subject to the conditions contained therein. The Indemnity Agreement will remain in place for as long as Sibanye’s guarantee obligations under the Notes remain in place.

1.7.4.	In accordance with the Bridge Loan Facilities agreement concluded in November 2012 Sibanye must lodge and register a security package for its obligations under the Bridge Loan Facilities on or before 18 August 2013. The security package will include a cession over certain bank accounts, accounts receivables, and shares in material subsidiaries. As detailed under the Gold Fields Bond guarantee, the Indemnity Agreement has already been ceded. Sibanye will also register general notarial bonds over movables in favour of the lenders of the Bridge Loan Facilities.